Exhibit 10.2 1 154431818_11 AGREEMENT FOR TERMINATION OF LEASE AND VOLUNTARY SURRENDER OF PREMISES This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of June 27, 2025 (the “Effective Date”), by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and FOGHORN THERAPEUTICS INC., a Delaware corporation (“Tenant”), with reference to the following: RECITALS A. Pursuant to that certain Lease Agreement dated as of October 23, 2019, as amended by that certain First Amendment to Lease dated as of June 29, 2020 (as amended, the “Lease”), Tenant now leases from Landlord certain premises containing approximately 81,441 rentable square feet, consisting of (i) a portion of the lower level designated as Suites 001a and 100b containing approximately 4,265 rentable square feet, (ii) a portion of the 1st floor designated as Suites 101a and 101b containing approximately 1,256 rentable square feet, (iii) the entire 6th floor designated as Suite 601 containing approximately 18,980 rentable square feet, (iv) the entire 7th floor designated as Suite 701 containing approximately 18,980 rentable square feet, (v) the entire 8th floor designated as Suite 801 containing approximately 18,980 rentable square feet (the “Eighth Floor Premises”), and (vi) the entire 9th floor designated as Suite 901 containing approximately 18,980 rentable square feet (“Ninth Floor Premises”) (collectively, the “Premises”) in that certain building located at 500 Technology Square, Cambridge, Massachusetts (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease. B. The Term of the Lease is scheduled to expire on September 30, 2028 (the “Scheduled Expiration Date”). C. Concurrent with the execution of this Agreement, Tenant and ARE-MA Region No. 77, LLC, an affiliate of Landlord, have executed a new lease (the “New Lease”) whereby Tenant will relocate from the Premises to certain premises in the building located at 99 Coolidge Avenue, Watertown, Massachusetts (the “Relocation Premises”). D. The entirety of the Relocation Premises are scheduled to be delivered to Tenant upon the substantial completion of the Tenant Improvements (as defined in the New Lease) in the laboratory portions of the Relocation Premises (the “New Premises Delivery Date”), which New Premises Delivery Date is targeted to occur on December 15, 2025. E. Tenant and Merida Biosciences, Inc. (“Merida”) are parties to that certain Sublease dated May 10, 2024 (the “Merida Sublease”), whereby Tenant subleased a portion of the Premises comprised of approximately 16,460 rentable square feet to Merida consisting of (i) a portion of the Eighth Floor Premises consisting of approximately 15,500 rentable square feet, (ii) approximately 885 rentable square feet on the lower level commonly known as Suite 101B and (iii) approximately 75 rentable square feet on the 1st floor commonly known as Suite 122C (the “Merida Subleased Premises”). F. The Merida Sublease is subject to that certain Consent to Sublease by and among Landlord, Tenant and Merida dated as of June 6, 2024 (the “Merida Sublease Consent”). G. Tenant and Landlord desire, subject to the terms and conditions set forth below, to amend the Lease and accelerate the expiration date of the Term of the Lease. NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows: 1. Termination Date.

Exhibit 10.2

a. Landlord and Tenant agree, subject to the terms and conditions set forth herein (including Section 1(b) and 1(d)), to accelerate the expiration date of the Term of the Lease with respect to all or the portion of the Premises designated pursuant to Section 1(b) or Section 1(d) below) from the Scheduled Expiration Date to the date (as applicable, a "**Termination Date**") that is the earlier of:

i. 11:59 p.m. ET on December 31, 2026 (the "**Outside Termination Date**"), and

ii. such other date that the Lease terminates with respect to all or any portion of the Premises pursuant to Section 1(b) or Section 1(d) below.

b. As of the Effective Date, Landlord and Merida are negotiating a lease agreement pursuant to which Merida would lease the Merida Sublease Premises and the balance of the Eighth Floor Premises directly from Landlord (a "**Direct Lease**"). If Landlord and Merida enter into a Direct Lease then, notwithstanding anything to the contrary contained in this Agreement, so long as the Merida Sublease is simultaneously terminated, the Term of the Lease with respect to the Merida Subleased Premises and, if part of the Direct Lease, the balance of the Eighth Floor Premises shall terminate at 11:59 p.m. on the New Premises Delivery Date. If, notwithstanding the good faith efforts of Landlord, Landlord and Merida do not enter into a Direct Lease by December 15, 2025 or the Merida Sublease is not terminated effective as of 11:59 p.m. on the New Premises Delivery Date, then, notwithstanding anything to the contrary contained in this Agreement or the Merida Sublease Consent, the Lease with respect to the Merida Sublease Premises shall continue in effect until the earlier of September 29, 2028 or the earlier termination of the Merida Sublease; subject to the terms of Section 6 below.

c. Subject to Section 20 below, but otherwise notwithstanding anything to the contrary contained in the Lease, Tenant waives any right to extend the Term of the Lease pursuant to any extension rights contained therein. Subject to compliance with Section 1(b) and 1(d), on reasonable prior notice, Landlord may from time to time designate a Termination Date for any portion(s) of the Premises that is earlier than the Outside Termination Date.

d. Subject to the terms of Section 1(b), but otherwise notwithstanding anything to the contrary contained in this Agreement, Landlord shall have the ongoing right, effective at any time on or after the later of (i) February 1, 2026 or (ii) 30 days after the New Premises Delivery Date, by delivery of not less than 15 days' advance written notice to Tenant prior to the applicable effective date (each, an "**Accelerated Termination Notice**"), to terminate the Term of the Lease prior to the Outside Termination Date with respect to any portion(s) of the Premises designated by Landlord in such Accelerated Termination Notice, whereupon the Termination Date with respect to such portion(s) of the Premises identified in such Accelerated Termination Notice shall occur on the date specified in such Accelerated Termination Notice.

2. Termination. Notwithstanding anything to the contrary contained in this Agreement, with respect to any given Termination Date, if Tenant does not surrender the applicable portion(s) of the Premises on or before the Termination Date for such portion(s) of the Premises in strict accordance with the terms of Section 4 of this Agreement, the Term of the Lease shall nonetheless terminate on the Termination Date and the holdover provisions of the Lease shall apply.

3. Base Rent and Operating Expenses.

a. **Ninth Floor Premises.** Notwithstanding anything to the contrary contained in the Lease or herein, with respect to the Ninth Floor Premises only, Tenant shall not be required to pay Base Rent, Operating Expenses, Amortized TI Allowance Rent, Unamortized TI Allowance Rent, Utilities or any other monthly obligations due under the Lease with respect to the Ninth Floor Premises for the period of time commencing on May 1, 2025 through the Termination Date, except for those obligations in connection with the reconciliation of Operating Expenses for the Ninth Floor Premises for the period of January 1, 2025 through April 30, 2025.

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154431818_11

Exhibit 10.2 3 154431818_11 b. Remaining Premises. With respect to the remainder of the Premises (being the Premises minus the Ninth Floor Premises) (the “Remaining Premises”), Tenant shall be responsible for the payment of all Base Rent, Amortized TI Allowance Rent, Unamortized TI Allowance Rent, Utilities, Operating Expenses, monthly parking charges and any other payment obligations due under the Lease (the “Monthly Payment Obligations”) with respect to the Remaining Premises through the New Premises Delivery Date; provided, however, that if the New Premises Delivery Date does not occur by December 15, 2025 for any reason other than Tenant Delay or Force Majeure (as such terms are defined in the New Lease) delays, then commencing on December 16, 2025, the Monthly Payment Obligations payable by Tenant with respect to the Remaining Premises shall be reduced to $115,000.00 per month until the New Premises Delivery Date occurs. For the avoidance of doubt, if the New Premises Delivery Date does not occur by December 15, 2025 due to Tenant Delays and/or Force Majeure, Tenant shall continue to pay the Monthly Payment Obligations as required under the Lease through the New Premises Delivery Date. c. Generally. Tenant shall not be required to pay Monthly Payment Obligations for any period following the New Premises Delivery Date so long as Tenant surrenders the Premises (or applicable portion thereof) on or before the applicable Termination Date in strict compliance with Section 4 of this Agreement. Following the New Premises Delivery Date, subject to Section 6 below, Tenant shall (i) be required to continue through the Termination Date to maintain only the commercial general liability insurance required to be maintained by Tenant under the Lease, (ii) not have any obligation to repair, replace or maintain any portion of the Premises, except for any repairs, replacements or maintenance required as a result of or in connection with any entry to the Premises by employees, agents, contractors or invitees of Tenant acting under the direction of or in concert with Tenant after the New Premises Delivery Date, and (iii) Tenant’s indemnity obligations under Section 16 of the Lease shall not apply with respect to matters occurring after the New Premises Delivery Date, except with respect to liability arising from or in connection with any entry to the Premises by employees, agents, contractors or invitees of Tenant acting under the direction of or in concert with Tenant after the New Premises Delivery Date,. 4. Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Premises in accordance with the surrender requirements set forth in the Lease and in the condition required pursuant to the Lease; provided, however, that, notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required (i) to remove or restore the existing Tenant Improvements in the Premises or any other improvements or alterations existing in the Premises as of the Effective Date of this Agreement, (ii) to remove any wires, cables or similar equipment, which Tenant has installed in the Premises or in the risers or plenums of the Building, or (iii) to remove any furniture, fixtures or equipment that Tenant does not intend to relocate to the Relocation Premises. For the avoidance of doubt, except as otherwise expressly provided in the immediately preceding sentence, Tenant shall be required to complete all decommissioning and surrender obligations under the Lease, including without limitation, the Decommissioning and HazMat Closure Plan. After the Termination Date occurs with respect to a portion of the Premises, Tenant shall have no further rights of any kind with respect to such portion of the Premises. Notwithstanding the foregoing, as provided in Section 5 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein. 5. No Further Obligations. Landlord and Tenant each agree that the other is excused following the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease (including, without limitation, those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Lease, which are intended to survive termination of the Lease) and except as provided for in this Agreement. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant which were not waived or superseded by the terms of the Lease in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law. Except as otherwise expressly set

Exhibit 10.2

forth in Section 3 above, nothing herein shall excuse Landlord or Tenant from their obligations under the Lease, as modified by this Agreement, prior to the applicable Termination Date.

6. **Merida Sublease**. The following terms shall apply only if the Lease with respect to the Merida Sublease Premises continues in effect past the New Premises Delivery Date as provided for in Section 1(b):

a. Tenant represents and warrants that (i) the Merida Subleased Premises was delivered to Merida in the condition required under the Merida Sublease, (ii) to Tenant's knowledge, all Sublandlord's Work (as defined in the Merida Sublease) required under the Merida Sublease has been completed and there are no further improvements or allowance for which Tenant is responsible under the Merida Sublease, (iii) Tenant is holding a Letter of Credit (as defined in the Merida Sublease) under the Merida Sublease in the amount of Three Hundred Seventy Six Thousand Eight Hundred Dollars ($376,800.00)(the "**Merida Letter of Credit**"), (iv) to Tenant's knowledge, neither Tenant nor Merida is in default under the Sublease nor is Tenant aware of any circumstances which, with the passage of time, the giving of notice, or both, would constitute a default by Tenant or Merida under the Merida Sublease, and (v) the Merida Sublease has not been amended.

b. Tenant and Landlord each agree to within three (3) business days after the New Premises Delivery Date, to take all action required to assign the Merida Letter of Credit to Landlord. Tenant agrees (i) within three (3) business days after the New Premises Delivery Date, to deliver written notice to Merida directing Merida to pay to Landlord all Rent (as such term is defined in the Merida Sublease) due and payable under the Merida Sublease for any period following the New Premises Delivery Date ("**Sublease Rent**") and to deliver to Landlord copies of all notices delivered to "Sublandlord" under the Merida Sublease, (ii) if Tenant receives Sublease Rent from Merida attributable to any period following the New Premises Delivery Date, Tenant shall deliver the full amount of such Sublease Rent to Landlord within ten (10) business days, (iii) to the extent that Tenant receives any notices from Merida under the Sublease following the New Premises Delivery Date, Tenant shall deliver copies of such notices to Landlord within ten (10) business days, and (iv) not to amend the Merida Sublease without prior written approval from Landlord.

c. Tenant shall have no liability or obligation to Landlord for any act or omission of Merida or any of its affiliates, employees, agents or invitees under (or in violation of) the Merida Sublease first arising on or after the New Premises Delivery Date.

d. Tenant shall have no liability or obligation to enforce any rights or remedies it may have under the Merida Sublease and Tenant hereby assigns and transfers to Landlord, effective as of the New Premises Delivery Date, all of Tenant's rights and remedies under the Merida Sublease arising on or after the New Premises Delivery Date, and all of Tenant's rights to enforce and pursue claims related to such rights and remedies.

e. Landlord agrees to perform Tenant's obligations under the Merida Sublease arising on or after the New Premises Delivery Date, except that Landlord may terminate Merida's rights under the Merida Sublease to use the Ninth Floor Common Area (as such term is defined in the Merida Sublease) any time after December 31, 2025; provided, however, that if Landlord terminates Merida's rights to use the Ninth Floor Common Area, Landlord shall offer Merida an alternative option for use of a glass wash. For the avoidance of doubt (but subject to Section 6(f) below), Tenant is responsible for the compliance of all of Tenant's obligations under the Merida Sublease prior to the New Premises Delivery Date. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against Claims brought by Merida against Landlord for breaches or defaults of Tenant under the Merida Sublease prior to the New

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154431818_11

Exhibit 10.2 5 154431818_11 Premises Delivery Date (including, without limitation, with respect to any improvements or allowance for which Tenant is responsible under the Merida Sublease), except to the extent related to this Agreement or caused by the willful misconduct or negligence of Landlord or its officers, directors, employees, managers, members, partners, agents, sub-agents, affiliates and lease signatories. f. Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against Claims brought by Merida against Tenant for breaches or defaults of Landlord under the Merida Sublease following the New Premises Delivery Date, by Merida in relation to this Agreement, by Merida in relation to the Direct Lease or any of Landlord’s negotiations or discussions with Merida related thereto, except to the extent caused by the willful misconduct or negligence of Tenant or any Tenant Parties. 7. Personal Property. Landlord agrees that at Tenant’s election (which shall be delivered by Tenant to Landlord within 10 business days following the earlier to occur of (i) the Outside Termination Date, or (ii) Landlord’s delivery to Tenant of an Accelerated Termination Notice) Tenant may leave certain furniture, fixtures, or equipment (all as determined by Tenant) in the Premises following the Termination Date (any such furniture, fixtures, or equipment, the “Handover Property”). Upon the request by Landlord (delivered after Tenant ceases to occupy the applicable portion of the Premises), Tenant will provide to Landlord an inventory of the Handover Property and/or execute a Bill of Sale and Assignment in the form attached hereto as Exhibit A to evidence the transfer of the Handover Property. 8. Security Deposit. Landlord and Tenant acknowledge and agree that Landlord currently holds a security deposit under the Lease in the amount of $1,708,200.00 (the “Security Deposit”) in the form of a letter of credit. Concurrent with Tenant’s delivery of the security deposit required under the New Lease, Landlord and Tenant agree that the Lease is hereby amended to reduce the Security Deposit to $1,250,000.00 and Tenant shall replace the existing letter of credit with a new or amended letter of credit in the amount of $1,250,000.00. The Security Deposit shall be returned to Tenant within 90 days of the date that is the earlier of (i) Tenant’s completion of the decommissioning and surrender obligations under Section 4 of this Agreement and (ii) February 1, 2026. 9. Tenant’s Notice Address. Any notice given by Landlord to Tenant following the New Premises Delivery Date may be delivered by (i) reputable overnight courier, or (ii) hand delivery with signature confirming receipt to the following address: Foghorn Therapeutics Inc. 99 Coolidge Avenue, Suite 500 Watertown, MA 02472 Attention: Lease Administrator 10. Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement. 11. No Assignment. Tenant represents and warrants that, other than the Merida Sublease, Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement. 12. No Modification. This Agreement may not be modified or terminated except in writing signed by all parties. 13. Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns. 14. Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. Each party shall be

Exhibit 10.2 6 154431818_11 responsible for its own costs and legal fees in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. 15. Intentionally Omitted. 16. Choice of Law. Construction and interpretation of this Agreement shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws. 17. Opportunity for Consultation. Each party represents and warrants that such party is entering into this Agreement knowingly and voluntarily and that each party has, or has had the opportunity to, review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice prior to executing this Agreement. Each of the parties has had the opportunity to negotiate the terms, conditions and language of this Agreement. The rule of construction that ambiguities are resolved against the drafting party shall not be applied in interpreting this Agreement. 18. OFAC. Tenant and, to Tenant’s knowledge, its beneficial owners are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules. 19. Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. 20. New Lease Termination. Landlord and Tenant acknowledge and agree that Tenant has a right to terminate the New Lease if the New Premises Delivery Date has not occurred by December 31, 2026 (the “Tenant New Lease Termination Right”). If the New Premises Delivery Date has not occurred by December 31, 2026, and Tenant exercises its Tenant New Lease Termination Right pursuant to Section 2 of the New Lease, then, notwithstanding anything to the contrary contained in this Agreement: a. the Lease shall terminate with respect to the Ninth Floor Premises on the Outside Termination Date; b. as of January 1, 2027, the Lease with respect to remaining Premises (which, for the avoidance of doubt, if Landlord and Merida have executed a Direct Lease, shall not include the Merida Sublease Premises and, if the balance of the Eighth Floor Premises has been leased to Merida subject to a Direct Lease, the balance of the Eighth Floor Premises) shall continue in effect pursuant to the terms of the Lease unmodified by this Agreement; c. commencing on January 1, 2027, the terms of Section 3(b) and 3(c) shall be of no further force or effect and Tenant shall resume paying all Base Rent, Amortized TI Allowance Rent, Unamortized TI Allowance Rent, Utilities, Operating Expenses, monthly parking charges and any other payment obligations due under the Lease as provided under the Lease;

Exhibit 10.2 7 154431818_11 d. Notwithstanding the Lease continuing in effect pursuant to this Section 20, the terms of Section 3(b) of this Agreement shall apply (including any applicable reduced Monthly Payment Obligations provided for in Section 3(a)) with respect to the period commencing on December 15, 2025, through December 31 2026, and Tenant shall not be required to pay any Base Rent, Amortized TI Allowance Rent, Unamortized TI Allowance Rent, Utilities, Operating Expenses, monthly parking charges and any other payment obligations, that would have been payable under the Lease if Section 3(b) had not been in effect during such period; e. The waivers contained in Section 1(c) shall be deemed null and void and Tenant shall retain the benefit of any extension rights in the Lease, subject to the terms thereof. [Signatures are on the next page]

Exhibit 10.2 8 154431818_11 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. TENANT: FOGHORN THERAPEUTICS INC. a Delaware corporation By: /s/ Adrian Gottschalk Name: Adrian Gottschalk Its: President & CEO □X I hereby certify that the signature, name, and title above are my signature, name and title LANDLORD: ARE-TECH SQUARE, LLC, a Delaware limited liability company By: ARE-MA Region No. 31, LLC, a Delaware limited liability company, managing manager By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member By: ARE-QRS Corp., a Maryland corporation, general partner By: /s/ Scott Sherwood Name: Scott Sherwood Its: VP- Real Estate Legal Affairs

Exhibit 10.2 9 154431818_11 Exhibit A Bill of Sale and Assignment THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”) is made as of ____________, 202__ (the “Effective Date”), by FOGHORN THERAPEUTICS INC., a Delaware corporation (“Tenant”), to ARE- TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”). RECITALS A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of October 23, 2019, as amended by that certain First Amendment to Lease dated as of June 29, 2020 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases approximately 81,441 rentable square feet (the “Premises”) in that certain building located at 500 Technology Square, Cambridge, Massachusetts, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease. B. Landlord and Tenant have entered into that certain Agreement for Termination of Lease and Voluntary Surrender of Premises dated as of June 27, 2025 (the “Termination Agreement”). Consistent with Section 6 of the Termination Agreement, Tenant desires to convey to Landlord all of Tenant’s right, title and interest in, to and under the Personal Property (as defined below) located in the Premises and Landlord has agreed to accept such conveyance. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby agrees as follows: 1. Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the respective meanings provided therefor in the Lease or the Termination Agreement, as applicable. 2. Tenant does hereby unconditionally, absolutely, and irrevocably grant, bargain, sell, transfer, assign, convey, set over and deliver unto Landlord on the Effective Date all of Tenant’s right, title and interest in and to all furniture, fixtures and equipment described on Schedule 1 attached hereto (collectively, the “Personal Property”). Landlord hereby accepts such assignment and conveyance. Tenant shall use reasonable efforts to provide Landlord with the date(s) that Tenant acquired the Personal Property and the purchase price(s) paid by Tenant for the Personal Property. 3. Tenant represents and warrants that its title to the Personal Property is free and clear of all liens, mortgages, pledges, security interests, prior assignments, encumbrances and claims of any nature. 4. The conveyance herein shall be on an “AS-IS, WHERE-IS” basis without representation or warranty of any kind except as expressly set forth herein. 5. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. 6. This Bill of Sale and the legal relations of the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws. 7. Tenant and Landlord each represent and warrant as of the date hereof that the individual signing this Bill of Sale on behalf such party (as applicable) is authorized to do so.

Exhibit 10.2 10 154431818_11 IN WITNESS WHEREOF, this Bill of Sale was made and executed as of the date first above written. TENANT: FOGHORN THERAPEUTICS INC., a Delaware corporation By: Name: Its: □ I hereby certify that the signature, name, and title above are my signature, name and title LANDLORD: ARE-TECH SQUARE, LLC, a Delaware limited liability company By: ARE-MA Region No. 31, LLC, a Delaware limited liability company, managing manager By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member By: ARE-QRS Corp., a Maryland corporation, general partner By: Name: Its:

Exhibit 10.2 11 154431818_11 Schedule 1 Personal Property